UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2126573
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 Telephone Avenue, Anchorage, Alaska 99503-6091

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A (Amendment No. 1) amends the Registration Statement on Form 8-A filed on January 9, 2018 by Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), with respect to the rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock that were issued to the Company’s stockholders pursuant to the Section 382 Tax Benefits Preservation Plan, dated as of January 8, 2018 (the “Tax Benefits Preservation Plan”), by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Tax Benefits Preservation Plan.

Item 1.	Description Of Registrant’s Securities To Be Registered.

On October 15, 2019, the Company and the Rights Agent entered into an amendment (the “Amendment”) to the Tax Benefits Preservation Plan.

The Amendment accelerates the final expiration date of the Company’s preferred share purchase rights (the “Rights”) that were distributed to holders of the Company’s common stock pursuant to the Tax Benefits Preservation Plan (the “Rights”) from January 8, 2021 to 5:00 p.m., New York City time, on October 17, 2019. As a result, the Rights have expired and the Tax Benefits Preservation Plan has terminated.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of each of (i) the Tax Benefits Preservation Plan, which was attached as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A as originally filed with the Securities and Exchange Commission on January 9, 2018 and is incorporated herein by reference, and (ii) the Amendment, which is filed as Exhibit 4.5 to this Registration Statement on Form 8-A/A and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.5	Amendment No. 1, dated as of October 15, 2019, to the Tax Benefits Preservation Plan, dated as of January 8, 2018, by and between Alaska Communications Systems Group, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by Alaska Communications Systems Group, Inc. with the Securities and Exchange Commission on October 18, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
(Registrant)

Date: October 18, 2019	/s/ Leonard A. Steinberg
Leonard Steinberg Corporate Secretary